Exhibit 5.3

Date:	February 10, 2023

Diebold Nixdorf, Incorporated

50 Executive Parkway, P.O. Box 2520

Hudson, Ohio 44236

Dear Sirs/Mesdames:

Re:	2024 Registered Exchange Offer

We have acted on behalf of Diebold Nixdorf Canada, Limited, a corporation existing under the laws of Ontario (“Limited”), and Diebold Canada Holding Company Inc., a corporation existing under the laws of Alberta (“Holding”), in connection with the preliminary prospectus (the “Preliminary Prospectus”) included in the registration statement on Form S-4 dated January 10, 2023 (the “Registration Statement”) relating to the offer by Diebold Nixdorf, Incorporated (the “Issuer”) to exchange any and all of its outstanding 8.50% senior notes due 2024 for 8.50%/12.50% PIK toggle notes due 2026 (the “ Additional 2L Notes”). In this opinion, Limited and Holding are sometimes collectively referred to as the “Obligors” and individually, an “Obligor”.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

1.	Documents Reviewed

For the purposes of this opinion, we participated in the preparation of or have reviewed the following (collectively, the “2L Indenture Documents”):

(a) the indenture (the “2L Indenture”), dated December 29, 2022, by and among the Issuer, U.S. Bank Trust Company, National Association (the “Trustee”) and the guarantors party thereto, including the Obligors, relating to the 8.5%/12.50% PIK toggle notes due 2026 issued on December 29, 2022 (the “Initial 2L Notes”), which 2L Indenture contains the guarantee of the Initial 2L Notes by the guarantors party thereto, including the Obligors (the “Initial 2L Notes Guarantee”); and

(b) an unsigned and undated draft of the first supplemental indenture to the 2L Indenture (the “Draft 2L First Supplemental Indenture”), to be entered into by and among the Issuer, the Trustee and the Guarantors party thereto, including the Obligors, relating to the Additional 2L Notes, which Draft 2L First Supplemental Indenture contains the guarantee of the Additional 2L Notes by the guarantors party thereto, including the Obligors (together with the Initial 2L Notes Guarantee, the “2L Notes Guarantees”).

We have not assisted in the preparation of the Registration Statement, the Preliminary Prospectus or any other documentation relating to the Issuer as contemplated therein or thereby, and no opinion is expressed as to the accuracy or the completeness of such documents or other documentation other than as expressly set out herein.

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2.	Investigations and Registrations

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of the constating documents and by-laws of each of the Obligors, of such records of corporate or analogous proceedings of the Obligors, such certificates of public officials and such other certificates, documents and records as we considered necessary for the purpose of this opinion.

We do not retain the minute books or other corporate records of the Obligors and therefore have not reviewed any corporate documents of the Obligors other than those attached to the Officer’s Certificates (defined below).

For the purpose of this opinion, as to matters of fact not independently verified by us, we have relied on a certificate of an officer dated as of the date hereof for each of the Obligors, a copy of each of which has been delivered to the Issuer (collectively, the “Officer’s Certificates”).

For the purpose of the opinions in paragraphs 5(a) and 5(b)below, we have relied solely upon the following certificates (collectively, the “Certificates of Status”):

(a)	a certificate of status dated January 9, 2023 for Limited issued by the Ministry of Public Business Service Delivery (Ontario); and

(b)	a certificate of status dated January 9, 2023 for Holding issued by the Registrar of Corporations (Alberta).

3.	Practice Limitation

Our opinions are limited to the laws of the Provinces of Ontario and Alberta, including the relevant federal laws of Canada applicable therein (collectively, the “Applicable Laws”); accordingly, we express no opinion as to the laws of any other jurisdictions.

4.	Assumptions

For the purpose of this opinion, we have assumed:

(a)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, computer-scanned or otherwise electronically transmitted copies;

(b)	the legal capacity of all individuals;

(c)

the accuracy, currency, truth and completeness of all information provided to us by offices of public record (including, but not limited to, online court services), and of the indices and filing systems and other public records maintained by public offices where we searched or enquired or have caused searches or enquiries to be made and upon such information and advice as provided to us by appropriate governmental, regulatory or other like authorities with respect to those matters referred to herein, and that such information, if dated earlier than the date hereof, continues to be accurate as of the date hereof. To the extent that any information upon which we have relied is based on any assumption, is given in reliance on any other certificate or other document or is made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception;

(d)

that, for the purposes of interpreting each of the 2L Indenture Documents, its terms will be interpreted and understood under the laws of the State of New York (“New York Law”) to have the same meaning and content as they would have under Applicable Laws;

(e)

the due authorization, execution and delivery of the 2L Indenture and, when validly signed and delivered, the Draft 2L First Supplemental Indenture by each party thereto other than the Obligors, and the performance of the respective obligations of such parties thereunder;

(f)	each party to the 2L Indenture Documents, other than the Obligors:

a.	is duly and validly incorporated or otherwise formed and existing as a company, limited liability company or other legal entity under the laws of its jurisdiction of incorporation or formation;

b.	has all the necessary power, capacity and authority to enter into, execute and deliver the 2L Indenture Documents, and to do all acts and things required or contemplated to be done thereby;

c.

has duly executed and delivered the 2L Indenture and, when validly signed and delivered, the Draft 2L First Supplemental Indenture, in each case to each of the other parties thereto in compliance with the formal requirements of the laws of the jurisdiction in which the 2L Indenture has been, and in the case of the Draft 2L First Supplemental Indenture, when validly signed and delivered, will have been executed and delivered;

(g)

that the 2L Indenture is, and when validly signed and delivered, the Draft 2L First Supplemental Indenture will be a legal, valid and binding obligation, enforceable under the laws of New York, against all parties thereto in accordance with its terms;

(h)

that, to the extent that the opinion expressed in paragraph 5(f) below applies to the either of the 2L Indenture Documents, including the 2L Notes Guarantees, the words used in such 2L Indenture Documents would have the same meaning under the laws of the State of New York as they would have under Applicable Law except for references to legislation of the State of New York, as to which we express no opinion;

(i)

that the 2L Indenture has not been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of the 2L Indenture;

(j)	that all statements of fact made in the Officer’s Certificates are true and correct; and

(k)	that the Certificates of Status remain true and correct as of the date hereof.

5.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

(a)	Corporate Status of Limited. Limited is a corporation existing under the Business Corporations Act (Ontario) (the “OBCA”) and has not been dissolved.

(b)	Corporate Status of Holding. Holding is a valid and subsisting corporation under the Business Corporations Act (Alberta) (the “ABCA”).

(c)

Corporate Power and Capacity. Each of the Obligors has the corporate power and capacity to own or lease its property, conduct its business as presently conducted, execute and deliver each of the 2L Indenture Documents and to perform its respective obligations under them, including under the 2L Notes Guarantees.

(d)

Authorization. Each of the Obligors has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the 2L Indenture Documents, including the 2L Notes Guarantees.

(e)

Execution and Delivery. The 2L Indenture has been duly executed and delivered by the Obligors. When validly signed and delivered, the Draft 2L First Supplemental Indenture will have been duly executed and delivered by the Obligors.

(f)

No Contravention. The execution and delivery by each Obligor of the 2L Indenture, the execution and delivery by each Obligor of the Draft 2L First Supplemental Indenture, when the same has been validly signed and delivered by it, and the exercise of its rights and the performance of its obligations under each of the 2L Indenture Documents, including the 2L Notes Guarantees, do not and will not violate, result in a breach of, or constitute a default under:

(i)	any of the constating documents of an Obligor or any “unanimous shareholder agreement” (as such term is defined in the OBCA or the ABCA, as applicable) binding on such Obligor; or

(ii)	any Applicable Law which is applicable to an Obligor.

6.	Qualifications

The foregoing opinions are subject to the following qualifications:

(a)

the provisions for the payment of interest (as determined in accordance with the Criminal Code (Canada)) under either of the 2L Indenture Documents, including the 2L Notes Guarantees, may not be enforceable if those provisions provide for the receipt of interest by a holder of 2L Notes at a “criminal rate” within the meaning of section 347 of the Criminal Code (Canada);

(b)

the Currency Act (Canada) precludes a court from giving judgment in a currency other than Canadian currency and any such judgment may be based on a rate of exchange in existence on a day other than the day of payment of that judgment; and

(c)	we express no opinion as to the Obligors’ compliance, and the effect of non-compliance, with the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws.

7.	Reliance

This opinion is given solely for the use of the addressees in connection with the Registration Statement and may not be relied upon by any other person or for any other purpose, without our prior written consent.

Yours truly,

/s/ McMillan LLP